UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 3, 2005

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-20574 (Commission File Number)	51-0340466 (IRS Employer Identification No.)

26950 Agoura Road Calabasas Hills, California 91301 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 871-3000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.02 – RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On March 4, 2005, The Cheesecake Factory Incorporated issued a press release announcing the matters discussed under Item 4.02 of this Form 8-K. The press release is attached as Exhibit 99.1.

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

(a) On March 4, 2005, The Cheesecake Factory Incorporated (the “Company”) issued a press release announcing that on March 3, 2005, Company management and the Audit Committee of the Company’s Board of Directors, after discussions with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, determined the need to adjust its accounting for leases in order to conform with generally accepted accounting principles. Accordingly, management and the Audit Committee determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2003, and those in the Company’s Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2004, should no longer be relied upon. In addition, management and the Audit Committee have determined that the Company’s unaudited financial results included in its press release issued on February 8, 2005 should no longer be relied upon.

The Company leases all of its locations under operating lease agreements with terms of approximately 20 years. Most of these agreements require the Company to pay a minimum base rent plus a contingent rent based on a percentage of restaurant sales to the extent this amount exceeds the minimum base rent. The lease agreements also generally include scheduled increases in the minimum base rent.

In prior periods, the Company’s policy was to record as rent expense the greater of the minimum rent, as adjusted for scheduled increases over the lease term, or the contingent rent based on a percentage of sales. As the Company’s restaurants have consistently operated at very high volumes, contingent rent was in excess of such minimum rent. Consequently, with respect to all leases requiring contingent rent payment, the Company’s accounting for rent expense reflected the contingent rent amount. The Company has determined that it should have recorded the straight-lined minimum rent over the lease term plus contingent rent to the extent it exceeded minimum rent per the lease agreement. Total rent expense over the term of the lease will not change as a result of this correction in accounting treatment. However, this adjustment will increase rent expense in the first half of the lease term and likewise decrease rent expense in the second half of the lease term. As 83 of the Company’s 93 locations are less than half way through their lease terms, the Company currently expects, based on its review to date, that this adjustment will result in a decrease in previously reported net income. The Company has not yet determined the amount of any such adjustments or its impact on net income per share.

In addition, the Company is continuing to review its accounting treatment for its involvement during the construction period for certain leased properties and for construction allowances and other lease incentives. Results of this review could require additional adjustments to the Company’s financial statements for the current and prior periods, but would have no effect on cash balances previously reported.

The Company is working diligently to complete its review of its accounting for leases and to quantify the impact of the necessary adjustments on each of the reporting periods. Due to the time and effort involved in fully determining the effect of these adjustments on the Company’s previously issued financial statements, the Company expects that it will be required to file a Form 12b-25 with the Securities and Exchange Commission and to delay for up to 15 days, the filing of its Annual Report on Form 10-K for the fiscal year ended December 28, 2004. The Company’s Audit Committee has discussed with the Company’s independent registered public accounting firm the matters disclosed in this Item 4.02.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1      Press release dated March 4, 2005 entitled “The Cheesecake Factory Announces Lease Accounting Corrections”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2005	THE CHEESECAKE FACTORY INCORPORATED By: /s/ MICHAEL J. DIXON ———————————————————— Michael J. Dixon Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated March 4, 2005 entitled “The Cheesecake Factory Announces Lease Accounting Corrections”.